Exhibit 99.2
The Trade Desk Announces Changes on Senior Leadership Team

Tim Sims named Chief Commercial Officer
Jed Dederick becomes Chief Revenue Officer

Ventura, CA – January 17, 2024 – Global advertising technology leader The Trade Desk (Nasdaq: TTD) today announced changes to its senior leadership team to further advance the company’s growth strategy globally. Tim Sims is appointed to a new role as Chief Commercial Officer, and Jed Dederick is promoted to the role of Chief Revenue Officer. Both Sims and Dederick will report to Jeff Green, The Trade Desk’s Co-Founder and CEO.

“The Trade Desk has grown more rapidly and gained more market share in the last four years than at any point in our history, and these leadership appointments ensure that we are well positioned to continue on that high-growth trajectory,” said Jeff Green, CEO and Co-Founder, The Trade Desk. “I have worked with Tim and Jed for many years, and I could not be more excited to see them help The Trade Desk achieve its ambitious growth goals, all while providing the highest possible level of client support.”

In the newly formed role as Chief Commercial Officer, Sims is responsible for The Trade Desk’s global client services organization as well as the company’s global inventory teams. This new role brings together key commercial teams critical to the success of The Trade Desk’s growth strategy. A 10-year veteran of The Trade Desk, Sims has risen through the organization, most recently serving as the company’s Chief Revenue Officer, and prior to that as Senior Vice President, Inventory Partnerships.

“The advertising industry is evolving rapidly, and the scope of our supply side partnerships is expanding. At the same time, our clients are looking to make the most of these partnerships in the context of breakthrough technology innovations, including Kokai,” said Sims. “I look forward to bringing these key teams together as part of a new commercial organization aimed at furthering the company’s market leadership.”

With more than 12 years at The Trade Desk, Dederick is promoted to the role of Chief Revenue Officer, responsible for driving revenue generation across the organization globally. Prior to this role, Dederick was the Chief Client Officer, overseeing the company’s top brand and client relationships.

“As more brands and agencies embrace the power of data-driven advertising, we have an incredible opportunity to partner in new ways around the world, bringing powerful innovation to their fingertips,” said Dederick. “One of our strengths has always been our industry-leading client support, and I look forward to building on that legacy in this new role.”

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn and YouTube.

Media Contact
Melinda Zurich
The Trade Desk
melinda.zurich@thetradedesk.com